EXHIBIT 5.1

[Stoel Rives LLP Letterhead]

September 29, 2005

Ahern Rentals, Inc.

4241 South Arville St.

Las Vegas, Nevada  89103

Re:          Ahern Rentals, Inc.

In connection with the registration under the Securities Act of 1933 (the “Act”) of $200,000,000 aggregate principal amount of 9 ¼ % Second Priority Senior Secured Notes due 2013 (the “Notes”) made by Ahern Rentals, Inc., a Nevada corporation (the “Company”), which are to be issued under an Indenture, dated as of August 18, 2005 (the “Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, we have acted as counsel to the Company.

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purposes of this opinion.  As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon and assumed the accuracy and completeness of the representations, warranties and covenants contained in the Notes, the Indenture and the Purchase Agreement dated August 11, 2005 between the Company, CIBC World Markets Corp. and Banc of America Securities LLC.  We have also assumed that the parties to the Notes and the Indenture will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Notes and the Indenture.

In connection with this opinion, we have, with your consent and without investigation or independent verification, assumed the following with respect to the Notes and the other documents and instruments examined by us, other than with respect to the Company:  (a) all signatures are genuine, all documents and instruments submitted to us as originals are authentic and all documents and instruments submitted to us as photocopies, telecopies or facsimiles or in electronic form conform to the original documents and instruments; and (b) the parties to the Notes and the other documents and instruments examined by us are and will be duly formed entities and are and will be duly qualified to transact business in all states where formation and qualification are necessary, and those parties have all necessary power and authority to enter into and perform the Notes and the other documents and instruments examined by us.

Ahern Rentals, Inc.

September 29, 2005

Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that when the Registration Statement filed by the Company with the Securities and Exchange Commission (“SEC”) under the Act (the “Registration Statement”) has become effective under the Act, and the Notes have been issued and sold as provided for in the Registration Statement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed herein are limited by, subject to and based upon the following:

A.            Bankruptcy, etc.  The Notes and the Indenture may be limited, affected or rendered unenforceable by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other statutes or rules of law affecting creditors’ rights generally, including, without limitation, statutes or rules of law that (i) limit the effect of waivers of rights by a debtor, (ii) affect obligations undertaken by a subsidiary entity for the benefit of a parent or other related entity, and (iii) relate to deficiency judgments.

B.            Equitable Principles and Remedies.  The Notes and the Indenture are subject to general principles of equity (whether considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and to the discretion of the court before which any proceeding therefor may be brought, and to public policy considerations. Certain remedies, waivers and other provisions of the Notes and the Indenture may be limited, affected or rendered unenforceable by applicable law and judicial decisions; however, such law and decisions should not render the Notes invalid as a whole or preclude the judicial enforcement of the obligation of the Company to repay the principal, together with interest thereon, as provided in the Notes (to the extent not deemed a penalty).

Our opinions are limited in all respects to the internal laws of the state of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.

Very truly yours,

/s/ Stoel Rives LLP
Stoel Rives LLP